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The Management Network Group, Inc. (TMNG) Announces

Change in Corporate Name and Ticker Symbol

Overland Park, KS – June 18, 2014 –The Management Network Group, Inc. (TMNG), d/b/a Cartesian (Nasdaq: TMNG), a specialist provider of consulting services and managed solutions, today announced that at its Annual Meeting of Stockholders, stockholders approved an amendment to its Certificate of Incorporation to change the name of the company to Cartesian, Inc. In conjunction with the name change, the company is changing the ticker symbol of its common stock traded on The Nasdaq Global Market from TMNG to CRTN. The ticker symbol change will become effective at the start of trading tomorrow, June 19, 2014. The new CUSIP number for the company's common stock is 146534 102.

Stockholders with certificated shares should continue to hold their existing stock certificates, and are not required to submit their stock certificates for exchange. Direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “Cartesian, Inc.”

Since February 2014, the company has been operating under the brand name "Cartesian", which is the name of its existing UK-based subsidiary, and which unified the company’s former entities TMNG Global and CSMG. Cartesian continues to serve its clients with excellence through its portfolio of consulting services in strategy, execution and managed solutions.

About Cartesian, Inc.

Cartesian, Inc. (f/k/a The Management Network Group, Inc.), is a specialist consulting firm to leaders in the global communications, technology and digital media industries. Cartesian provides consulting in strategy, execution and managed solutions to clients worldwide. The company has offices in Boston, Kansas City, London, New York and Washington. For more information about the company and its services, visit www.cartesian.com.

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